Exhibit 99.1

July 11, 2025

Dear Stockholder:

Reflective of Inland Real Estate Income Trust, Inc.’s (“Inland Income Trust” or the “Company”) ongoing performance, I am pleased to announce a second quarter 2025 distribution of $0.1356 per share to stockholders of record as of June 30, 2025. This distribution was paid to stockholders on or around July 7, 2025.

The Inland Income Trust portfolio’s performance underscores the strength and resilience of grocery-anchored retail. Amidst ongoing shifts in consumer behavior and economic pressures, grocery-anchored shopping centers have remained a favored asset class due to their essential service nature, consistent foot traffic, and tenant demand. In May 2025, total retail sales in the U.S. experienced a slight increase of 0.1 percent compared to the previous month, reaching $724.1 billion.i In-store grocery pick-up and grocery delivery experienced a significant 27 percent jump year-over-year, reaching $8.7 billion. ii Strong sales, coupled with evolving consumer preferences for both in-person and digital convenience, reinforces the foundational role that grocers play within shopping centers. This strength is underscored in the first quarter 2025 performance of the sector as strip centers – the larger category encompassing grocery-anchored retail – saw vacancy of 6.4 percent compared to the since 2001 average of 7.8 percent.iii

More than 85 percent of the Inland Income Trust portfolio is anchored or shadow-anchored by a grocer. In the first quarter of 2025, the portfolio had an occupancy rate of 91.5 percent, and we experienced robust leasing activity across our 52 well-located shopping centers. Our portfolio consisted of approximately 7.2 million square feet and was occupied by 813 tenants.

As we have previously explained, on September 18, 2024, we announced our Board of Directors’ (the Board) decision to review strategic alternatives, including the sale of the Company. Since commencing this process, the broader capital markets – impacted by things such as tariff announcements, the continuing debate on the current administration’s spending plans, and geopolitical considerations – have been volatile and uncertain, characterized by increases in long-term interest rates impacting borrowing costs and equity returns. As explained in our first quarter Quarterly Report on Form 10-Q, our Board’s review of strategic alternatives is continuing. However, there is no timeline for completing the review, especially considering the volatility and uncertainty in the market.

We appreciate your support as we navigate this complex environment. Management and the Board remain focused on pursuing the course of action that we believe will further the Company’s value.

We will keep you informed as material developments occur. Should you have any questions, please contact your financial professional or our Investor Services team at 866-My-Inland (866-694-6526).

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mark Zalatoris

President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with our tenants from internet businesses, the uncertainties of the ongoing review of strategic alternatives, including the sale of the Company, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

i U.S. Census Bureau. Advance Monthly Sales for Retail and Food Services, April 2025. May, 15, 2025.

ii Bricks Meets Clicks. Unpacking May 2025 eGrocery Performance: Key Insights for Retail Leadership. June 10, 2025. https://www.brickmeetsclick.com/insights/unpacking-may-2025-egrocery-performance-key-insights-for-retail-leadership

iii Green Street data subscription 2001Q1-2025 Q1

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